Exhibit 10(n)(1)

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

COVER-ALL SYSTEMS, INC.,

and

HO’IKE SERVICES, INC., dba BLUEWAVE TECHNOLOGY

Dated as of

December 30, 2011

Schedules

Schedule 1.1(a) –

Assumed Contracts

Schedule 1.1(b) –

Additional Excluded Assets

Schedule 1.1(c) –

Key Employees

Schedule 1.1(d) –

Tangible Assets

Schedule 2.3(b) –

Required Assignments to Agreements

Schedule 2.5(a)(i) –

Assumed Contracts

Schedule 3.3 –

Seller’s Required Consents

Schedule 3.4(c) –

Prepaid Revenues

Schedule 3.4(d) –

Work in Process

Schedule 3.6 –

Material Customers and Material Suppliers

Schedule 3.10 –

Taxes

Schedule 3.11

–

Material Contracts

Schedule 3.13(a) –

Seller Intellectual Property

Schedule 3.13(b) –

In-License Agreements

Schedule 3.13(c) –

Out-License Agreements

Schedule 3.13(j) –

Intellectual Property Assignment Agreements

Schedule 3.13(k) –

Software

Schedule 3.14

–

Insurance

Schedule 3.16

–

Employee Benefit Plans and Benefit Arrangements

Schedule 3.20(a) –

Employees

Schedule 3.21 –

Seller’s Brokers and Finders

Schedule 4.3 –

Purchaser’s Required Consents

Schedule 6.4 –

Non-Transferred Employees

Exhibits

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Transition Services Agreement

Exhibit C – Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit D – Form of Trademark Assignment

Exhibit E – Form of Fujitani Non-competition Agreement

Exhibit F – Form of Seller’s Secretary’s Certificate

Exhibit G – Form of Purchaser’s Secretary’s Certificate

Exhibit H – NBIC Agreement Excerpt – Schedule 1, Section 2.1 and Section 3.1

Exhibit I – Form of Premises License

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated December 30, 2011 (this “Agreement”) between HO’IKE SERVICES, INC., DBA BLUEWAVE TECHNOLOGY, a Hawaii corporation (“Seller”), and COVER-ALL SYSTEMS, INC., a Delaware corporation (“Purchaser”). Seller and Purchaser are herein referred to together as the “Parties”.

Preliminary Statement:

A.

Seller is engaged in the business of developing and servicing enterprise claims management software for use in the property and casualty insurance industry, including for use by property and casualty insurance companies, third party administrators, managing general agents, self-insured employers and state funds, and providing certain services related thereto (the “Business”), which such software Seller markets under the name “PipelineClaims”.

B.

Subject to the terms set forth herein, Purchaser desires to purchase, and Seller desires to sell, those assets of Seller used by and related to the Business.

Agreement:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

I

Definitions.

1.1

Defined Terms. The following terms shall have the following meanings when used in this Agreement:

“Accounts Receivable” means all accounts receivable, including trade receivables, royalty receivables and license fee receivables, of Seller relating to the Business as of the Closing Date.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, alone or together with other Persons, controls or is controlled by or is under common control with such Person. “Control”, “controlled by” and “under common control with”, as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Associate” means a Person who is an employee or independent consultant of the Purchaser or any of its Affiliates.

“Assumed Contracts” means (i) the Contracts identified on Schedule 1.1(a) hereof, (ii) any open purchase orders or statements of work as set forth on Schedule 1.1(a) and (iii) such other Contracts related to the Business entered into by Seller between the date hereof and prior to the Closing which Purchaser, by written notice to Seller, chooses in Purchaser’s sole discretion to assume at Closing.

“Benefit Arrangements” means life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, educational assistance, tuition refund, service award, company car, scholarship, relocation, fringe benefit, contracts and policies or practices of Seller providing employee or executive compensation or benefits to its employees, whether written or unwritten, other than Employee Benefit Plans.

“Bluetropics Business” means the business of developing, servicing, marketing, selling and providing goods and services related to insurance software using Gupta SQL technologies, which such software Seller markets under the name “Bluetropics (WPC)”.

“Cap” means $400,000.

“Capacity” means as an owner, proprietor, shareholder, member, partner, officer, director, employee, manager or consultant, as a participant in the ownership, management, operation or control, or as a holder, directly or indirectly, of any financial interest, including an interest as a creditor, or in any other similar capacity.

“Cash” means all cash, certificates of deposit, money market accounts, marketable securities and other similar securities and/or cash equivalents, together with all right, title and interest in and to any related bank account, security account or similar account.

“Competitive Business” means any Person (or business unit of such Person) that sells goods or performs services that are substantially similar to any goods or services provided by Seller or which otherwise competes with the Business; provided, however, that the conduct by Seller of the Bluetropics Business, substantially as it exists as of the date hereof, shall not be deemed to be a Competitive Business.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 18, 2011, between Seller and Purchaser.

“Consents” means consents, authorization, approvals, actions, waivers and similar writings.

“Contract” means any contract, mortgage, indenture, lease, sublease, note, bond, deed of trust, license, sublicense, purchase order, sales order, statement of work, undertaking, understanding, plan, commitment, arrangement, instrument, commitment or other agreement, oral or written, formal or informal.

“Copyrights” mean the exclusive rights granted under 17 U.S.C. Section 106 to the creator of an original work of authorship, to control its reproduction, display and distribution, whether registered or unregistered.

“Cover-All Technologies” means Cover-All Technologies Inc., a Delaware corporation and Purchaser’s parent.

“Deductible” means $25,000.

“Domain Names” means all Internet domain name registrations and applications for registration thereof together with all of the goodwill associated therewith.

“Earnout Year” means the five successive years following Closing; provided, however, that the first Earnout Year shall mean the period beginning on the Closing Date and ending on December 31, 2012 and the second through fifth Earnout Years shall mean the fiscal years ending on December 31, 2013, 2014, 2015 and 2016, respectively.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP.

“Employee Benefit Plans” means each employee benefit plan, including those governed by or subject to the provisions of the Employee Retirement Security Act of 1974, which is or was maintained or contributed to by Seller or in which Seller participates or participated and which provides or provided benefits to its employees, whether written or unwritten, including any employee pension or welfare benefit plans, including retiree medical and life insurance plans.

“Encumbrance” means any mortgage, pledge, lien, charge, encumbrance, lease, security interest, license, easement, restriction, encroachment, condition, covenant, claim, exception, option, equity, right, other interest or other encumbrance of any kind or nature (whether absolute, accrued, disputed, contingent or otherwise).

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment and natural resources, including all those relating to promoting safe and healthful working conditions or to reduce occupational safety and health hazards, including such provisions designed to provide safe and healthful working conditions or concerning public health and safety, each as amended and as now or hereafter in effect.

“Escrow Account” means that certain escrow account to be maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, for purposes of (x) satisfying any adjustments or prorations in favor of Purchaser pursuant to Section 2.2(c) and any indemnity claims made pursuant to Section 7.1 and (y) securing Seller’s obligations to remit to Purchaser the Software Escrow Amount pursuant to Section 5.3; provided, however, that, for the avoidance of doubt, Purchaser (or the Purchaser Indemnified Parties) shall be entitled to access all funds held in the Escrow Account, including the Software Escrow Amount, for purposes of satisfying any amounts owed pursuant to Section 2.2(c) and any indemnity claims made pursuant to Section 7.1.

“Escrow Agent” means Title Guaranty Escrow Services, Inc.

“Escrow Agreement” means an agreement, substantially in the form attached hereto as Exhibit A, dated as of the date hereof, by and among the Parties and the Escrow Agent.

 “Excluded Assets” means: (a) Seller’s Cash; (b) Seller’s Accounts Receivable; (c) any and all forms of receivables from, or investment in, any and all Affiliates of Seller; (d) any and all federal and state income, sales, use, employment and other taxes receivables; (e) any and all federal and state research and development tax credits; (f) the Purchase Price and other rights of Seller under this Agreement; (g) Seller’s corporate minute books and records; (h) all tangible and intangible assets related to, and reasonably necessary to continue, the Bluetropics Business, and (i) the items and Contracts specifically listed on Schedule 1.1(b).

“Excluded Representations” means the representations and warranties set forth in Sections 3.1 (Organization, Standing and Authority), 3.2 (Authorization of Agreement), 3.10 (Taxes), 3.12 (Marketable Title; Sufficiency), 3.13 (Intellectual Property), 4.1 (Organization) and 4.2 (Authorization of Agreement) of the Agreement.

“Facilities” means Seller’s current leased facilities located at 900 Fort Street Mall, Suite 600, Honolulu, HI 96813.

“Financial Statements” means each of the Balance Sheets and the annual and interim statements of income and changes in cash flow referred to in Section 3.4(a).

“Former Associate” means, at any time, any Person that was an Associate within twelve (12) months period prior to such time.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Escrow Amount” means One Hundred Fifty Thousand US Dollars ($150,000).

“governmental authority” means any United States and/or foreign, federal, state, local or other governmental authority (or quasi-governmental authority) of any kind or nature, including any department, subdivision, commission, board, bureau, agency or instrumentality thereof, any court and any administrative agency, and any comparable body performing any governmental functions.

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all guarantees of any of the items set forth in clauses (a) - (c) above.

“Indemnitee” means the Party or other Person seeking indemnification pursuant to this Agreement.

“Indemnitor” means the Party which is required or requested to provide indemnification pursuant to this Agreement.

 “Intellectual Property” means any and all intellectual and industrial proprietary rights and rights in confidential information of every kind and description anywhere in the world, including the following, whether registered or unregistered, pending or granted: (i) Patents; (ii) Domain Names; (iii) Marks; (iv) Copyrights and copyrightable works, and registrations and applications for registration thereof; (v) mask works and registrations and applications for registration thereof; (vi) Trade Secrets; (vii) Software; (viii) any similar, corresponding or equivalent rights to any of the foregoing; and (ix) all documentation related to any of the foregoing.

“Key Employees” means those individuals whose names are set forth on Schedule 1.1(c) hereto.

“Landlord” means Pioneer Plaza LLC, a Delaware limited liability company.

“law” means, as to any Person, any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree) or Consent of a court, other governmental authority or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues or to which such Person or any of its assets or revenues are subject.

“Lease” means the current lease for the Facilities by and between Seller and Landlord, including any amendments thereto or extensions thereof.

“Liabilities” means any liabilities, commitments or other obligations of any kind or nature whatsoever, known or unknown, accrued, fixed, contingent or otherwise, liquidated or unliquidated, direct or indirect, choate or inchoate, determined, determinable or non-determinable, due or to become due.

“Losses” means any and all liabilities, losses, claims, demands, damages, deficiencies, assessments, judgments, fines, penalties, costs, expenses (including reasonable legal fees and expenses incurred in the defense of such claims or demands); provided, however, that “Losses” shall not include punitive damages, except (x) in the case of fraud or (y) to the extent such damages are actually awarded to a governmental authority or other third party (provided, that, for the avoidance of doubt, the foregoing clause (y) shall not prevent an Indemnitee from seeking indemnification for such fees, costs and expenses incurred in defending a claim for punitive damages).

“Marks” means all domestic and foreign trademarks, trade dress, service marks, trade names, business names, icons, logos, slogans and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including intent to use applications), as well as common law or otherwise unregistered marks, and all goodwill related to the foregoing.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change to, or effect on, the Business, Purchased Assets, or operations or financial condition of the Business, or a material adverse change to, or effect on, the ability of Seller to perform its obligations under this Agreement or any of the Related Documents, as applicable; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, condition or change arising out of or attributable to: (i) any changes in the United States economy in general; or (ii) changes, conditions or effects that generally affect the industry in which the Business operates.

“Material Consents” means all Consents listed as required in Schedule 3.3.

“Material Customer” means, as it relates to the Business, (i) each of the 10 largest customers of Seller based on aggregate revenues during the two-year period ended December 31, 2010 and (ii) each of the 5 largest customers of Seller based on revenues during the period beginning January 1, 2011 and ending on the last day of the most recently completed month prior to Closing.

“Material Supplier” means, as it relates to the Business, (i) each of the 10 largest vendors or other suppliers of Seller based on aggregate purchases of goods or services during the two-year period ended December 31, 2010 and (ii) each of the 5 largest vendors or other suppliers of Seller based on aggregate purchases of goods or services during the period beginning January 1, 2011 and ending on the last day of the most recently completed month prior to Closing.

“Ordinary Course” or “Ordinary Course of Business” means, as it relates to the Business, the ordinary course of business consistent with the past practice and custom of Seller.

“Patents” means any United States, foreign and international patents and patent applications, and continuations, reissues, divisions, continuations-in-part or disclosures relating thereto, industrial design registrations, inventions, discoveries, certificates of invention and utility models.

“Permits” means all authorizations, licenses, registrations, franchises, variances, consents, clearances, waivers, certificates, other approvals and similar writings granted or issued by any governmental authority.

“Person” means any individual, corporation, partnership, limited liability company, trust, association, governmental authority or any other entity.

“PipelineClaims Free Cash Flow” means EBITDA less capital expenditures, in each case as related to PipelineClaims following Closing, calculated in accordance with GAAP.

“Premises License” means the License Agreement pursuant to which Purchaser shall be entitled to use the Seller’s premises for a limited period of time following Closing, substantially in the form of Exhibit I hereto.

“Prepaid Revenue Amount” means, as it relates to the Business, the aggregate amount set forth in Schedule 3.4(c), in dollars, paid to Seller or otherwise recognized by Seller as revenue on or prior to the Closing Date by any of Seller’s customers (whether for license, professional services, maintenance services or otherwise) for which the service or product (x) has not been performed or delivered, as applicable, by Seller in full or (y) has not been accepted by such customer.

“Proceedings” means any claims, controversies, demands, actions, lawsuits, investigations, audits, proceedings or other disputes, formal or informal, at law or in equity, including any by, involving or before any arbitrator, mediator or any governmental authority.

“Purchased Assets” means all assets used or held for use by Seller in connection with the Business, including the following:

(a)

the Tangible Assets;

(b)

all Software comprising or relating to the PipelineClaims program and all other Seller Intellectual Property, including the items listed on Schedule 3.13(b), all documentation and media constituting, describing or relating to such Seller Intellectual Property, including memoranda, manuals, technical specifications and other records wherever or whenever created or wherever located and the right to sue for past, present or future infringement and to collect and retain all damages and profits related to the foregoing;

(c)

all of Seller’s rights, title and interests under the Assumed Contracts;

(d)

all Permits held by Seller relating to the Purchased Assets or the Business, to the extent they are assignable or transferable to Purchaser under applicable law;

(e)

all customer or prospective customer lists, customer account records and any other books and records relating to customer or prospective customer matters;

(f)

copies of all of Seller’s financial records related to the Business existing on the Closing Date;

(g)

copies of Seller’s books and records related to the Business existing on the Closing Date;

(h)

all prepaid expenses of the Business, including prepaid rent, as of the Closing Date;

(i)

all stationery, advertising material, product descriptions, catalogues, price lists, correspondence, mailing lists, purchase orders, credit, collection and sales records, sales and promotional materials and records, purchasing materials and records, personnel records, market surveys, business procedures, accounting records, litigation files, correspondence files, the personnel records of retained employees and materials maintained for the Business, service and warranty records; creative materials, art work, photographs, public relations, studies, reports correspondence and other similar documents and records used in the Business;

(j)

all Domain Names, e-mail addresses, telephone numbers and fax numbers used in the Business;

(k)

all claims, causes of action and choses in action;

(l)

all rights under licenses, purchase orders, sales orders, statements of work and other similar Documents; and

(m)

all goodwill and general intangibles associated with the name, assets, properties and rights of Seller related to the Business and the Purchased Assets and all of Seller’s rights (both legal and equitable) to protect its rights and interests with respect to customers and other Persons.

Notwithstanding the above, in no event shall the Purchased Assets include any Excluded Assets.

“Purchaser Indemnified Party” means Purchaser and any shareholder, officer, director, employee, agent, Affiliate and permitted assignee of Purchaser.

“Related Document” means any Schedule, any Exhibit and any other document or agreement (including all documents and agreements delivered on the Closing Date) arising out of the execution, delivery or performance of this Agreement (whether executed prior to, at or subsequent to the Closing Date).

“Representation Termination Date” means the date that is the three (3) year anniversary of the Closing Date.

“Restrictive Period” means the period commencing on the Closing Date and ending on the four (4) year anniversary of the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Seller Indemnified Party” means each of Seller and any officer, director, employee, agent, Affiliate and assignee of any such Party.

“Seller Intellectual Property” means, as related to the Business or the Purchased Assets, any and all intellectual and industrial proprietary rights and rights in confidential information of every kind and description anywhere in the world that are owned by Seller or which Seller has the right to use, including the following, whether registered or unregistered, pending or granted: (i) Patents; (ii) Domain Names; (iii) Marks; (iv) Copyrights and copyrightable works, and registrations and applications for registration thereof; (v) mask works and registrations and applications for registration thereof; (vi) Trade Secrets; (vii) Software; (viii) any similar, corresponding or equivalent rights to any of the foregoing; and (ix) all documentation related to any of the foregoing.

“Software” means, as related to the Business or the Purchased Assets, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, including all prior, intermediate and partial versions thereof and all designs, plans, specifications and other documentation related to any future versions thereof, (ii) databases, compilations and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on the Internet site(s), of Seller, (v) all computer-aided design software, including the underlying data and (vi) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing, but not including mass market software licensed to Seller that is available in consumer retail stores or otherwise commercially available to the general public and subject to “shrink-wrap” or “click-through” license agreements.

“Software Escrow Amount” means Two Hundred Fifty Thousand US Dollars ($250,000).

“Sublease Consent” means the written consent of Landlord for the license by Seller to Purchaser to use of a portion of the Facilities, in such form and upon terms and conditions satisfactory to Purchaser in its sole discretion.

“Tangible Assets” means all equipment, vehicles, computers, furniture, supplies, fixtures and other tangible personal property used in the Business, which items are identified on Schedule 1.1(d).

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes or assessments of any kind or nature whatsoever, including any and all income, franchise, gross receipts, sales, alternative, add-on, minimum, employment, real property, personal property, business, capital stock, use and occupancy, ad valorem, transfer, license, excise, stamp, other transfer, estimated, withholding, service, payroll and recording taxes and any related penalties, charges, interest and other additions thereto.

“to the Seller’s Knowledge” and “to the Knowledge of the Seller” (or words to similar effect), when used in Article III, means the actual knowledge of Riki Fujitani, Keith Inouye, Debbie Yang and/or Alyssa Hostelley, after reasonable inquiry to such current employee(s) or independent contractor(s) of Seller who is or are responsible for, or whose duties relate to, the subject matter of the corresponding representation or warranty.

“Trade Secrets” means software, confidential information, including ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, non public data and databases, financial and marketing plans and customer and supplier lists and information, in each case other than those exclusively related to the Bluetropics Business.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit B.

1.2

Other defined terms. The following terms, when used in this Agreement, shall have the meanings defined for such terms in the paragraph or section set forth adjacent to such term:

DEFINED TERM	CROSS REFERENCE

Agreement	First Paragraph
Assumed Liabilities	Section 2.5(a)
Bill of Sale	Section 2.3(b)
Business	Preliminary Statement
Closing	Section 2.3(a)

Closing Date	Section 2.3(a)
Earnout Payment	Section 2.6(a)
Excluded Liabilities	Section 2.5(b)
Fujitani Non-competition Agreement	Section 2.3(b)
In-License Agreements	Section 3.13(b)
Island Insurance	Section 5.1
Island License	Section 5.1
Licensor	Section 5.1
Material Contract	Section 3.11
NBIC Agreement	Section 5.2
Non-Assigned Contract	Section 6.2
Out-License Agreements	Section 3.13(c)
Parties	First Paragraph
Production	Section 5.1
Purchase Price	Section 2.2(a)
Purchaser	First Paragraph
Restrictive Covenants	Section 2.2(a)
Seller	First Paragraph
Seller Intellectual Property	Section 3.13(a)
Settlement	Section 7.5(a)

1.3

Certain Interpretative Matters. The definitions in Article I will apply equally to both the singular and plural forms of the terms defined. Unless the context requires otherwise, (a) all references herein to Sections, Articles, Exhibits or Schedules are to the Sections, Articles, Exhibits or Schedules of or to this Agreement, (b) each of the Schedules applies only to the corresponding identified Section or subsection of this Agreement, unless and to the extent that the applicability of a disclosure on a Schedule to one or more other Schedules is reasonably apparent from the text of such disclosure, (c) each term defined in this Agreement has the meaning expressly assigned to it herein, (d) words in the singular include the plural and vice versa, and the masculine, feminine or neuter gender shall be deemed to include each of the other genders, in each case, as required by the context, and (e) the terms “including,” “includes” and “include” shall be deemed to be followed by the phrase “without limitation.” All references herein to “$” or dollar amounts will be to lawful currency of the United States. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such Party or such Party’s counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement.

II

Purchase and Sale of the Purchased Assets; Purchase Price; Closing; Liabilities.

2.1

Purchase and Sale of the Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign, set over and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances.

2.2

Purchase Price.

(a)

Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets and the covenants of the Seller contained in Section 6.9 herein and in the Fujitani Non-competition Agreement (collectively, the “Restrictive Covenants”), in addition to the assumption by Purchaser of the Assumed Liabilities pursuant to Section 2.5, shall be (x) One Million One Hundred Thousand US Dollars ($1,100,000), subject to any adjustments pursuant to Section 2.2(c), plus (y) the Earnout Payments, if any, pursuant to Section 2.6.

(b)

Payment of Purchase Price. The Purchase Price shall be payable at Closing by wire transfer of immediately available funds as follows:

(i)

a cash payment in the amount of One Million One Hundred Thousand US Dollars ($1,100,000) less (x) the Prepaid Revenue Amount less (y) the General Escrow Amount less (z) the Software Escrow Amount, to the account or accounts designated in writing by Seller; and

(ii)

a cash payment in an amount equal to the General Escrow Amount plus the Software Escrow Amount to the Escrow Agent for deposit in the Escrow Account.

(c)

Closing Adjustments and Prorations. All utility charges and other service contracts assumed by Purchaser hereunder and such other items and costs as agreed between the Parties shall be prorated (at Closing or as soon thereafter as is practicable) between Seller and Purchaser in the manner indicated below. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Purchased Assets for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month which shall have elapsed as of the Closing Date. To the extent not ascertainable at the Closing Date, the amount of such prorations shall be adjusted in cash after Closing as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their diligent and good faith efforts to make such adjustments no later than sixty (60) days after the Closing. Items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. To the extent that Purchaser makes any payments of expenses on behalf of Seller which accrued prior to the Closing Date and are required to be paid by Seller (other than reimbursement of fees and costs related to the audit as provided in Section 6.13), the Purchase Price shall be reduced dollar for dollar.

(d)

Certain Excise Taxes. All sales, excise, use, transfer and other similar taxes arising out of or in connection with the purchase and sale of the Purchased Assets contemplated by this Agreement shall be borne by Seller.

2.3

Closing.

(a)

The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at the offices of Sills Cummis & Gross P.C., Thirty Rockefeller Plaza, New York, New York 10112, effective 12:01 A.M. (New York City time) on the date hereof, unless another time, date or place is agreed to in writing by the Parties hereto. The date on which the Closing is held is referred to as the “Closing Date.”

(b)

At the Closing, subject to the terms and conditions of this Agreement, the Seller or an appropriate Affiliate, as applicable, shall execute and/or deliver to Purchaser:

(i)

the Escrow Agreement;

(ii)

a Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit C (the “Bill of Sale”);

(iii)

a trademark assignment substantially in the form of Exhibit D and any additional Documents as reasonably requested by Purchaser to secure to Purchaser all of the rights, title and interest to the trademarks to be transferred at Closing;

(iv)

all Documents required to transfer to Purchaser (or its nominee) all Domain Names registered to Seller and that constitute Purchased Assets;

(v)

the Sublease Consent;

(vi)

a non-competition agreement with Mr. Riki Fujitani substantially in the form of Exhibit E (the “Fujitani Non-competition Agreement”);

(vii)

the Transition Services Agreement;

(viii)

the Premises License;

(ix)

an affidavit of non-foreign status of Seller that complies with Section 1445 of the United States Internal Revenue Code;

(x)

an executed Form T-4 Assignment of Tradename, providing for the assignment of the “BlueWave Technology” tradename, Certificate No. 4061173, to Purchaser;

(xi)

a tax clearance certificate and a bulk sales certificate issued by the relevant governmental authority in the State of Hawaii under any applicable state Tax bulk sales notification statutes in connection with the transactions contemplated hereby;

(xii)

a certificate of the Secretary of Seller in the form set forth in Exhibit F, together with all of the attachments referred to therein;

(xiii)

a certificate of good standing (or similar certificate), dated a date not more than 15 days prior to the Closing Date, from the Secretary of State (or similar governmental authority) of the State of Hawaii;

(xiv)

all Material Consents;

(xv)

except for any Encumbrance of a third-party lessor on a Purchased Asset that is the subject of a capital lease that constitutes an Assumed Liability, evidence of the release of any and all Encumbrances on the Purchased Assets and payment or satisfaction of the underlying obligations, in each case in form and substance reasonably satisfactory to Purchaser (including the execution and delivery of UCC-3 financing statement or similar documents);

(xvi)

executed agreements evidencing the assignment to Purchaser of the agreements set forth on Schedule 2.3(b);

(xvii)

all other documents that are expressly required pursuant to this Agreement to be delivered by Seller to Purchaser on the Closing Date; and

(xviii)

such other documents as shall be reasonably required by Purchaser.

(c)

At the Closing, subject to the terms and conditions of this Agreement, as applicable, Purchaser shall execute and/or deliver to Seller:

(i)

the Purchase Price, in accordance with Section 2.2(b);

(ii)

the Escrow Agreement;

(iii)

the Bill of Sale;

(iv)

the Fujitani Non-competition Agreement;

(v)

the Transition Services Agreement;

(vi)

the Premises License;

(vii)

a certificate of the Secretary of Purchaser substantially in the form of Exhibit G, together with all attachments referred to therein;

(viii)

all other documents that are expressly required pursuant to this Agreement to be delivered by Purchaser to Seller on the Closing Date; and

(ix)

such other documents as shall be reasonably required by Seller.

(d)

Upon delivery of the documents of transfer, title to the Purchased Assets shall pass to Purchaser, and Seller will put Purchaser in full, complete and quiet possession and enjoyment of all of the Purchased Assets, to the extent and subject to the conditions and limitations set forth in this Agreement.

2.4

Allocation of the Purchase Price. The Purchase Price plus the Assumed Liabilities shall be allocated to individual items, classes and categories of Purchased Assets and the Restrictive Covenants in accordance with a schedule to be provided by Purchaser to Seller within 90 days of the Closing Date, for Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Parties agree that such allocation is and shall be binding on each of Seller and Purchaser (and their respective Affiliates) for all purposes and shall be consistently reflected by each Party (and their respective Affiliates) on its United States and state income tax returns and, unless otherwise required by Law, neither of Seller or

Purchaser (or their respective Affiliates) shall take any position in any forum that is inconsistent with such allocation, including taking an inconsistent position on any Tax return before any governmental authority charge with the collection of any Tax, or in any legal Proceeding relating to any Tax.

2.5

Assumption of Liabilities.

(a)

Assumed Liabilities. Purchaser shall not assume any Liabilities of Seller pursuant to or as a consequence of this Agreement, any Related Document or the transactions contemplated hereunder or thereby except, that as further consideration for the Purchased Assets, at the Closing the Purchaser shall assume only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i) trade accounts payable and accrued expenses of the Business that are specifically set forth on Schedule 2.5(a)(i); and

(ii) all obligations of Seller under the Assumed Contracts arising on or after the Closing Date.

(b)

Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities in Section 2.5(a), Seller shall retain and remain exclusively liable for any Liabilities of Seller, whether or not disclosed to Purchaser on any Schedule hereto, and Purchaser shall not assume or in any way be liable therefor. Without limiting the generality of the foregoing, except as expressly provided in Section 2.5(a), Purchaser shall not assume, and Seller shall retain and remain exclusively liable for, any of Seller’s Liabilities arising out of or constituting any and all: (i) Indebtedness; (ii) accrued interest related to Indebtedness; (iii) forms of payables or other Liabilities to Seller or any Affiliates thereof; (iv) capital leases on any equipment that is not a Purchased Asset; (v) obligations as guarantor of another’s debts or obligations; (vi) Liabilities of Seller (or any of its Affiliates) for any Taxes, whether historical, current or deferred Taxes, and any related Tax matters; (vii) environmental or litigation matters; (viii) Liabilities arising out of employee or benefit matters, including my Employee Benefit Plans or Benefit Arrangements; (ix) outstanding obligations relating to agreements with former employees of Seller or any Affiliate thereof; (x) contingent Liabilities; (xi) Contracts that are not Assumed Contracts; (xii) Liabilities under any Assumed Contracts which arise after the Closing but which arise out of or relate to a breach of such Contract by Seller occurring prior to the Closing; (xiii) Liabilities to be borne by Seller hereunder (including any legal or other fees or expenses arising out of this Agreement or the transactions contemplated hereby); (xiv) Proceedings, whether or not related to the Business, existing on the Closing Date, including those listed in the Schedules hereto; (xv) actions or omissions of Seller, any predecessor of Seller or any former or current employees of Seller or any Affiliate thereof; (xvi) Liabilities that were incurred or are related to any business of Seller other than the Business; or (xvii) Liabilities that were not incurred directly in connection with the operations of the Business. All Liabilities that are not to be assumed by Purchaser pursuant to this Section 2.5(b) are collectively referred to as the “Excluded Liabilities”.

2.6

Earnout.

(a)

For each Earnout Year, Seller shall be entitled to receive from Purchaser an amount equal to ten percent (10%) of the PipelineClaims Free Cash Flow (the “Earnout Payment”); provided, however, that in no event shall the aggregate amount earned by Seller hereunder, calculated as the sum of PipelineClaims Free Cash Flow in Earnout Years where PipelineClaims Free Cash Flow is greater than zero, exceed $750,000.

(b)

For each Earnout Year, the calculation of PipelineClaims Free Cash Flow shall be determined in accordance with GAAP, utilizing cost allocation and software capitalization methodologies consistent with those used in Cover-All Technologies, Inc.'s audited financial statements from fiscal year 2010.

(c)

The Earnout Payment for each Earnout Year shall be paid by Purchaser to Seller within thirty (30) calendar days following the completion of Cover-All Technologies Inc.’s audited financial statements for the corresponding fiscal year.

III

Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

3.1

Organization, Standing and Authority. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Hawaii. Seller has the full right, corporate power and authority to execute, deliver and perform this Agreement and each Related Document. Seller is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it requires qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has no, and has never had any, subsidiaries.

3.2

Authorization of Agreement. The execution, delivery and performance of this Agreement and all Related Documents by Seller have been duly authorized by all necessary corporate action of Seller. This Agreement constitutes, and each Related Document when executed by Seller will constitute, the valid and binding obligations of each of Seller enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3

No Conflicts. Subject to or except for the receipt of the Consents listed on Schedule 3.3, the execution, delivery and performance of this Agreement and each Related Document and the consummation of the transactions contemplated hereby and thereby by Seller will not (i) violate or conflict with the certificate of incorporation or by-laws or other constituent documents of Seller, (ii) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by any Contract (including any Assumed Contract), Permit, order, judgment or decree to which Seller is a party or by which any of the Purchased Assets are bound or subject, (iii) constitute a violation of any law applicable to Seller or (iv) result in the creation of any Encumbrance upon the capital stock, properties or other assets of Seller. Except as set forth in Schedule 3.3, no Consent from any third party, including any governmental authority, is required on the part of Seller in connection with the execution, delivery and performance of this Agreement, including the assignment of any and all Assumed Contracts.

3.4

Financial Statements.

(a)

Seller has provided to Purchaser true, complete and correct copies of the statements of income for the Business for (a) the fiscal years ended December 31, 2009 and December 31, 2010 and (b) the six months ended June 30, 2011. Except as set forth in Schedule 3.4(a), the Financial Statements (a) have been prepared in accordance with the books of account and records of Seller, (b) as it relates to the Business, fairly present in all material respects the financial condition and the results of its operations and cash flows at the dates and for the periods specified in such statements, and (c) were prepared in accordance with GAAP. The Liabilities of Seller reflected on the Financial Statements were incurred only in the Ordinary Course of Business.

(b)

Seller has in place systems and processes designed to provide reasonable assurances regarding the reliability of the Financial Statements. To Seller’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. With respect to all fiscal years of Seller after 2007, Seller’s independent auditors have not delivered to Seller, its Board of Directors (or a committee thereof) or any executive officer of Seller a management letter or other similar writing that identifies deficiencies in the financial systems or controls of Seller.

(c)

Schedule 3.4(c) sets forth Seller’s Prepaid Revenue Amount and lists, by customer and by outstanding service or deliverable, each component thereof, in each case as of the Closing Date.

(d)

Schedule 3.4(d) sets forth a detailed summary of Seller’s work in process, by customer and by services or deliverable, as of the Closing Date.

3.5

Absence of Material Adverse Change. Since December 31, 2010, except as set forth in Schedule 3.5, Seller has operated the Business in the Ordinary Course. Except as set forth in Schedule 3.5, there has not been as to the Business, since December 31, 2010, any change in the business, operations, results of operations, assets or condition (financial or otherwise) of Seller that has had or would reasonably be expected to have a Material Adverse Effect.

3.6

Customers and Suppliers. Schedule 3.6 lists each Material Customer and Material Supplier. Since December 31, 2010, Seller has not received any notice, or has no Knowledge, that (x) any Material Customer has ceased, or will cease, to use the services or, as applicable, the products of the Business, or has substantially reduced, or will substantially reduce, the use of such services or products at any time, including as a result of the transactions contemplated by this Agreement, or (y) any Material Supplier has ceased, or will cease, its relationship with Seller, or has substantially reduced, or will substantially reduce, its relationship with Seller at any time, including as a result of the transactions contemplated by this Agreement.

3.7

Properties.

(a)

Seller does not own and has never owned any real property. The Facilities are the only real property currently leased by Seller. Seller enjoys peaceful and undisturbed possession of the Facilities, subject to the Lease. To the Seller’s Knowledge, the Facilities have no structural defects which would reasonably be expected to materially impair the day to day use thereof for the conduct of the Business as currently conducted by Seller. The Lease is a valid and binding obligation of Seller (and, to Seller’s Knowledge, the Landlord) and is in full force and effect in accordance with its terms. Neither Seller nor, to the Seller’s Knowledge, the Landlord is in material default under the Lease, and, to the Seller’s Knowledge, no facts or circumstances exist which constitute a default thereunder with the giving of any applicable notice and expiration of any applicable cure period. Seller has performed in all material respects all obligations required to be performed by Seller to date under the Lease. Seller has not received from Landlord any written notice of termination or non-renewal (or intent to terminate or not renew) with respect to the Lease.

(b)

To Seller’s Knowledge, there exists no agreement governing Seller’s occupancy of the Facilities other than the Lease. Seller has delivered to Purchaser a true, complete and correct copy of the Lease.

3.8

No Litigation; Compliance with Laws; Permits. Except for the Proceedings related to Taxes set forth in Schedule 3.10, there is no outstanding Proceeding pending by or against, or to the Knowledge of Seller, threatened by or against Seller or to which the Purchased Assets are or would reasonably be expected to be subject. To the Knowledge of Seller, there is no reasonable basis for any Proceeding that would reasonably be expected to have a Material Adverse Effect. Seller has no Permits that are material for Seller to own the Purchased Assets or conduct the Business as presently conducted.   Seller is and since December 31, 2010 has been in compliance in all material respects with all applicable laws To Seller’s Knowledge, no written notice has been received by Seller since December 31, 2010 alleging any violation of law or Permit by Seller relating to the Business or the Purchased Assets, except as disclosed on Schedule 3.10.

3.9

No Undisclosed Liabilities. There are no Liabilities of Seller that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than (in each instance) Liabilities reflected or reserved against in the Financial Statements and Liabilities pursuant to any Contract entered into in the Ordinary Course of Business and Liabilities incurred since December 31, 2010 in the Ordinary Course of Business.

3.10

Taxes. Seller has filed or will file on a timely basis all Tax returns, reports and declarations in connection with any foreign, federal, state or local Taxes required to be filed, and Seller has paid or will pay all Taxes due and payable in accordance with such tax returns, reports and declarations (whether or not shown on such Tax returns) or otherwise required to be paid related to the Business or the Purchased Assets. All such returns, reports and declarations were, and all such returns, reports and declarations to be filed through the Closing Date will be, true, correct and complete. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax. Seller has withheld and paid or collected and remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party, including any employee, independent, supplier, vendor, creditor or shareholder or governmental taxing authority (including sales and use taxes in all applicable jurisdictions) related to the Business or the Purchased Assets. Seller has furnished to Purchaser true, complete and correct copies of all of Seller’s Tax returns, including federal and state Tax returns, filed by Seller since December 31, 2008. To Seller’s Knowledge, no claim has ever been made by a Tax authority in a jurisdiction where Seller does not file Tax returns that Seller is or may be subject to Tax in that jurisdiction. Except as provided otherwise in Schedule 3.10, no waiver or extension of a statute of limitations relating to Taxes or the filing of any Tax returns is currently in effect with respect to Seller. Except as provided otherwise in Schedule 3.10, there are no pending or, to Seller’s Knowledge, threatened Proceedings for or relating to any Taxes of Seller.

3.11

Material Contracts. Schedule 3.11 contains a true, complete and correct list of each Contract to which Seller is a party or any of the Purchased Assets is bound or subject. and that: (a) is a facilities lease in connection with where any of the Business is conducted, (b) is a Contract with any Material Customer or Material Supplier; (c) relates to the employment of any employee of Seller that performs material services in furtherance of the Business; or (d) is otherwise material to the Business or the Purchased Assets (each such Contract so required to be disclosed being referred to herein as a “Material Contract”). There is no Contract to which Seller is a party or any of the Purchased Assets is bound or subject that: (a) materially restricts Seller from engaging in the Business or in using any of the Purchased Assets; (b) is a material loan or credit agreement, capital lease or other Contract for borrowed money related to the Business; (c) is a guaranty, letter of credit or other surety arrangement related to the Business; (d) creates an Encumbrance on any of the Purchased Assets; or (e) is a Contract relating to the acquisition of assets or capital stock of any business enterprise, or any joint venture or partnership, related to the Business. To the Knowledge of Seller, each of the Material Contracts is valid and in full force and effect. Except as disclosed in Schedule 3.11, (i) neither Seller nor, to Seller’s Knowledge, any other party to any Material Contract is in default under the terms of any such Material Contract and (ii) Seller has not received any written claims of any default with respect to any Material Contract. No third party to any Material Contract has notified Seller of its intention to cease to perform any material obligations required to be performed by it thereunder or withhold any material payment required to be made by it thereunder. Seller has provided Purchaser with true, correct and complete copies of all Material Contracts and any and all written amendments, modifications or waivers with respect thereto.

3.12

Marketable Title; Sufficiency. Seller has good, marketable and freely transferable (subject to, with respect to contracts and leased property, any consent requirement set forth in the applicable contract or lease) title to (or to the extent applicable, holds by a valid and existing lease or license to) all of the Purchased Assets, and at Closing will deliver the Purchased Assets free and clear of all Encumbrances. The Purchased Assets constitute all the properties and assets (tangible and intangible) necessary to conduct the Business as it is currently being conducted. None of the Purchased Assets are used by Seller in the conduct of the Bluetropics Business and none of the assets owed or used by Seller in the conduct of the Bluetropics Business are used by Seller in the conduct of the Business. Seller engages in the Business, the Bluetropics Business and no other business. All Tangible Assets acquired by Purchaser hereunder shall be conveyed in “as is” and “where is” condition, and without any representations or warranties whatsoever with respect to such Tangible Assets, express or implied, with respect to merchantability, fitness for a specific purpose, environmental condition, condition of property or any other matter, and Purchaser shall not be entitled to rely on any representation or warranty whatsoever, except as expressly set forth in this Article III of this Agreement.

3.13

Intellectual Property.

(a)

Schedule 3.13(a) sets forth a complete and accurate list of all Seller Intellectual Property owned by Seller (showing, where applicable in each case, the registered owner, title, mark or name, applicable jurisdiction, application number, registration number and date of filing, issuance or registration, if any). Seller does not own any Patents.

(b)

Schedule 3.13(b) sets forth a complete and accurate list and description of all Seller Intellectual Property not owned by Seller but rightfully used by Seller pursuant to a valid license, sublicense or similar written agreement (excluding open source software and click-through and off-the-shelf shrink-wrap agreements) (“In-License Agreements”).

(c)

Schedule 3.13(c) sets forth a complete and accurate list and description of all agreements, licenses, contracts or sublicenses that are in effect pursuant to which Seller grants others the right to use any Seller Intellectual Property (“Out-License Agreements”).

(d)

The Seller Intellectual Property includes, but is not limited to, all of the Intellectual Property necessary to conduct the Business as currently conducted. The Intellectual Property of Seller related to the Bluetropics Business does not include any Seller Intellectual Property, and the Seller Intellectual Property does not include any Intellectual Property of Seller related to the Bluetropics Business.

(e)

All Seller Intellectual Property that is not subject to an In-License Agreement is solely and exclusively owned by Seller free and clear of all Encumbrances and rights or licenses granted to third parties pursuant to Out-License Agreements. All registrations and applications arising from or relating to the Seller Intellectual Property are and remain valid and subsisting, in full force and effect, and to Seller’s Knowledge, are all without challenge of any kind, and have not been abandoned, cancelled or expired, and Seller is listed in the records of the appropriate United States authority as the sole owner or assignee thereon. Seller has not received notification of any pending or threatened opposition, interference, re-examination or cancellation proceeding before any court or authority in any jurisdiction, whether United States, foreign or international, against the Seller Intellectual Property.

(f)

Seller owns or otherwise has all valid and enforceable rights to use the Seller Intellectual Property under the laws of the relevant jurisdictions necessary to assert a claim of infringement or misappropriation of any unauthorized third parties with respect to the Seller Intellectual Property, as well as any yet-unfiled inventions and any pending claims in any U.S., foreign or international applications based on claiming priority from any of Seller Intellectual Property.

(g)

To the Seller’s Knowledge, the conduct of the Business, as conducted currently or, at any time in the past, does not and did not infringe, misappropriate or violate any Intellectual Property rights owned or controlled by any third party. Seller has not received written notification of any pending or threatened claims or suits (i) alleging that Seller’s activities or the conduct of the Business infringes or constitutes the unauthorized use of the Intellectual Property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any Seller Intellectual Property. The representations and warranties set forth in this Section 3.13(g) are the Seller’s sole and exclusive representations and warranties regarding Seller’s infringement, misappropriation or violation of any Intellectual Property rights owned or controlled by any third party.

(h)

To the Knowledge of Seller, no third party is misappropriating, infringing, diluting or otherwise violating any of the Seller Intellectual Property, and no such claims are pending against a third party by Seller.

(i)

Seller takes and has taken commercially reasonable measures to protect the confidentiality of its Trade Secrets. To the Knowledge of Seller, no Trade Secret of Seller has been improperly disclosed or authorized to be disclosed to any third party in a manner which could reasonably be expected to result in a forfeiture of such Trade Secret.

(j)

After the deliveries provided for in this Agreement has occurred, neither Seller nor any current or former officer, director or employee of Seller will retain any rights of ownership or use with respect to Seller Intellectual Property (except for usage, and not ownership, of certain customer information solely with respect to collection of Accounts Receivable). Schedule 3.13(j) sets forth a list of each person currently or within the past year employed by Seller (including independent consultants and contractors, if any) who performs or performed services material to the Business who has executed and delivered to Seller an employee innovations and proprietary rights assignment agreement in Seller’s standard form and has provided copies of such agreements to Purchaser, and there not any persons currently or within the past year employed by Seller (including independent consultants and contractors, if any) who performs or performed services material to the Business who has not executed and delivered to Seller such an agreement. To the Knowledge of Seller, neither the execution or delivery of any such agreement by any such person, nor the carrying on of the Business as currently conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, covenant or instrument under which any of such persons is obligated. Seller acknowledges that all rights in all inventions and discoveries made, developed or conceived by the Seller’s current or former officers, employers, contractors or consultants during the course of their employment and which are subject of any of the Seller Intellectual Property, have been assigned in writing to, or are subject to a duty to assign to, Seller to the extent provided in the Employee Innovations and Proprietary Rights Assignment Agreement and permitted by applicable law.

(k)

Except as set forth on Schedule 3.13(k), Seller owns no Software. All right, title and interest in and to the Software included in Seller’s software products are owned by Seller, free and clear of all Encumbrances or ownership interests of third parties, and no Person has any interest in such Software, including any license, contingent interest or otherwise (other than rights or licenses granted to third parties pursuant to Out-License Agreements).

(l)

None of Seller’s computers used in connection with the Business or constituting Purchased Assets has installed thereon any unlicensed copies of any mass market software that is available in consumer retail stores or otherwise commercially available to the general public and subject to “shrink-wrap” or “click-through” license agreements.

(m)

This Agreement and the transactions contemplated hereby will not have a Material Adverse Effect on Seller’s right, title or interest in and to or right to use any Seller Intellectual Property and, immediately after the Closing, all Seller Intellectual Property shall be either owned by Purchaser or available for use from a third party other than Seller or any of its Affiliates on identical terms and conditions.

3.14

Insurance. Schedule 3.14 contains a true, correct and complete list of all material insurance policies pursuant to which Seller is insured. All of such policies are in full force and effect. Except as set forth in Schedule 3.14, there are no material pending claims under such insurance policies. Seller has not failed to give any material notice or present any material claim under any such policy or binder in a due and timely fashion. Except for claims set forth on Schedule 3.14, there are no material outstanding unpaid claims under any such policy or binder. Seller has not received a notice of cancellation or non-renewal of any such policy or binder.

3.15

Affiliate Transactions. Seller does not owe any amount to, or have any customer or supplier Contract with (other than amounts reimbursable for expenses and salary arising in the Ordinary Course of Business to such individuals), any Affiliate or any of its other directors, officers, employees or consultants; there are no Assumed Contracts presently in effect between Seller, on the one hand, and any director or officer of Seller or any Affiliate of the foregoing, on the other hand; and no Affiliate of Seller has any rights to the Purchased Assets that have not been assigned pursuant to this Agreement or the Related Documents. No portion of the Business is conducted by or through an Affiliate of Seller.

3.16

Employee Benefit Plans and Benefit Arrangements. Schedule 3.16 sets forth a list of all Employee Benefit Plans and Benefit Arrangements applicable to Seller. There are no unfunded obligations relating to any Employee Benefit Plan or Benefit Arrangement. Each Employee Benefit Plan and Benefit Arrangement (and each related trust, insurance contract or fund) complies in form and in operation with all applicable laws.

3.17

Absence of Business Restrictions. Except as set forth in Schedule 3.17, there is no Contract binding upon Seller or affecting the Business or the Purchased Assets that has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Seller or the overall conduct of business by Seller as currently conducted or as currently proposed to be conducted by Seller. Except as provided otherwise herein or in the Related Documents, neither Seller nor any employee of Seller is restricted, directly or indirectly, by any Contract, including any agreement regarding confidentiality, from carrying on the Business anywhere in the world to any class of customers or during any period of time or in any segment of the market.

3.18

Illegal Payments. Neither Seller, nor to Seller’s Knowledge, any officer, director, manager, personnel or agent of Seller, or any other Person on behalf of Seller, has made or authorized, directly or indirectly, any payment of funds of, or relating to, Seller which is prohibited by any laws, including laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

3.19

Environmental and Safety Matters.

(a)

At all times, Seller has complied and is in compliance with, in all material respects, all Environmental and Safety Requirements.

(b)

Since December 31, 2010, Seller has not received any written or oral notice, report or other information regarding any actual, alleged or potential violation of Environmental and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to the Business or the Purchased Assets and arising under Environmental and Safety Requirements.

(c)

Neither Seller nor, to Seller’s Knowledge, its predecessors or Affiliates has at any time treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any hazardous materials in a manner that constitutes a violation of Environmental and Safety Requirements.

3.20

Employment Matters.

(a)

Schedule 3.20(a) sets forth a true, complete and correct list of all personnel of Seller (including the title, department, location and hire date of each such personnel) and the total compensation (including salary, bonuses and incentive compensation) received by each such personnel with respect to the immediately preceding fiscal year of Seller, such personnel’s current compensation and the number of years of continuous service of each such personnel and the value of vacation time accrued but not taken by each such personnel as of the date hereof. Except as set forth in Schedule 3.20(a), no personnel of Seller is on a leave-of-absence and no personnel of Seller has given notice to Seller to cancel or otherwise terminate such person’s relationship with Seller.

(b)

Except as set forth on Schedule 3.20(b), Seller has no current engagement with any Person as a consultant or independent contractor, and Seller is not party to any written agreement with any such consultants or independent contractors, in each case the termination of which (x) requires the payment of any termination or other fees or any other cost or expense or (y) would reasonably be expected to have a Material Adverse Effect.

(c)

Each employee of Seller is employed on an at-will basis, and Seller is not party to any agreement with any such employee (i) the termination of which requires the payment of any termination or other fees or any other cost or expense or would reasonably be expected to have a Material Adverse Effect or (ii) which prohibits Purchaser from hiring such employee. Seller has not promised or represented to any of its independent contractors, agents or other representatives that any of such Persons will be employed or engaged by or receive any particular benefits from Purchaser or any of its Affiliates on or after the Closing Date.

(d)

There is no collective bargaining agreement or union contract binding on Seller which covers its employees. Seller is under no obligation to negotiate any such agreement with respect to any such individuals.

(e)

Seller is in compliance with all applicable laws relating to the employment of labor to the extent relating to the Business, including provisions thereof relating to wages,

hours, equal opportunity, collective bargaining and the payment of social security and other Taxes and unlawful discrimination and harassment. There are, and since December 31, 2010 there have been, no unfair labor practice charges or complaints, minimum wage or overtime or equal pay charges or complaints, occupational safety and health charges or complaints, wrongful discharge charges or complaints, employee grievances, discrimination claims or workers’ compensation claims pending against Seller, and, to Seller’s Knowledge, none have been threatened. No notice has been received by Seller since December 31, 2010 of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of Seller, and, to Seller’s Knowledge, no such investigation is in progress.

(f)

There are no outstanding orders or charges against Seller relating to the Business or the Purchased Assets under any occupational health or safety legislation and, to Seller’s Knowledge, none have been threatened. All material levies, assessments and penalties made against Seller related to the Business pursuant to all applicable workers compensation legislation as of the date hereof have been paid by Seller and Seller has not been reassessed under any such legislation.

3.21

Brokers and Finders. Except as set forth on Schedule 3.21, no broker or finder has acted for Seller or any of Seller’s Affiliates, shareholders, directors, officers, employee, independent contractors, agents or other representatives in connection with this Agreement or any Related Document or the transactions contemplated hereunder or thereunder, and no broker or finder retained by Seller or any of Seller’s Affiliates, shareholders, directors, officers, employee, independent contractors, agents or other representatives is entitled to any brokerage or finder’s fee with respect to this Agreement or any Related Document or such transactions.

3.22

Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales of products and services by Seller in the Ordinary Course of Business and, to the Knowledge of Seller, there is no contest, claim or right of set-off on the part of any obligor regarding any such Account Receivable.

IV

Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

4.1

Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to execute, deliver and perform this Agreement and each Related Document.

4.2

Authorization of Agreement. The execution, delivery and performance of this Agreement and any Related Document have been duly authorized by all necessary action of Purchaser. This Agreement constitutes and each Related Document when executed by Purchaser, as applicable, constitutes or, when executed will constitute, the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Purchaser has the right, power and authority to execute and deliver this Agreement and the

Related Documents to which it is a party and to perform its obligations hereunder and thereunder.

4.3

No Conflicts. Subject to or except for the receipt of the Consents listed on Schedule 4.3, the execution, delivery and performance of this Agreement and the Related Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser will not (i) violate or conflict with the certificate of incorporation or by-laws (or similar constituent Documents) of Purchaser; (ii) conflict with, or result in the breach or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any Contract, or any order, judgment or decree, to which Purchaser is a party or by which Purchaser or any property of it is bound; or (iii) constitute a violation of any law applicable to Purchaser. Except as provided in Schedule 4.3, no Consent is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement.

4.4

Brokers and Finders. No broker or finder has acted for Purchaser or its Affiliates, shareholders, directors, officers, personnel, independent contractors, agents or other representatives in connection with this Agreement or any Related Document or the transactions contemplated hereunder or thereunder and no broker or finder retained by Purchaser or its Affiliates, shareholders, directors, officers, personnel, independent contractors, agents or other representatives is entitled to any brokerage or finder’s fee with respect to this Agreement or any Related Document or such transactions.

V

Covenants Relating to Software Licenses.

5.1

Compliance Dates. From and after the Closing, Seller shall use its best efforts to facilitate negotiations between Purchaser and Island Insurance Company, Ltd. (“Island Insurance”), for Island Insurance to (a) enter into and deliver, by December 31, 2012, a software license and related services agreements (collectively, the “Island License”) with Purchaser, or an Affiliate of Purchaser (“Licensor”), based upon Licensor’s standard forms of agreements as may be in effect at such time, for the PipelineClaims software, and (b) promptly following the delivery of the Island License agreements, implement the PipelineClaims software, which implementation shall be completed, and PipelineClaims shall be in Production (as defined below), by December 31, 2013 (subject to Section 5.3). For purposes hereof, “Production” shall mean that the PipelineClaims software is installed and operational in the Island Insurance production environment and is being used by Island Insurance to process live customer claims.

5.2

Certain License Terms and Related Fees. The Island License shall be a perpetual license at no charge, provided that with respect to the support services (x) the related fees for professional services, including fees for implementation, shall be at such hourly rates (and subject to such other terms, including provision for taxes and annual increases) as Seller agreed to provide pursuant to and as set forth in Section 2.1 of Schedule 1 of that certain Software License and Services Agreement, dated as of August 1, 2009, by and between Seller and NBIC Services Company, Inc. (the “NBIC Agreement”), a copy of which is attached hereto as Exhibit H, and (y) the related fees for maintenance services shall be at such rates as the Seller agreed to provide pursuant to and as set forth in Section 3.1 of Schedule 1 of the NBIC Agreement, a copy of which is attached hereto as Exhibit H, and based on Purchaser’s (or its

Affiliate’s) undiscounted list license fee for PipelineClaims as in effect from time to time.

5.3

Remedy.  Seller hereby acknowledges that the provisions in Section 5.1 regarding the entry of Island Insurance into the Island License by December 31, 2012 and have such PipelineClaims software in production by December 31, 2013 is a material provision to Purchaser because, among other things, it will provide Purchaser with a new customer and reference account and serve as an endorsement of the product itself, both to Purchaser as well as to third parties. Accordingly, Seller expressly agrees that, notwithstanding and irrespective of the extent of the efforts expended by Seller with respect to effectuating these matters pursuant to Section 5.1, if Island Insurance fails to have PipelineClaims either (A) licensed by December 31, 2012 or (B) implemented and in Production by December 31, 2013 (unless the failure to be in Production is primarily due to Purchaser’s material breach of its obligations under the governing agreements for such implementation and which breach is the proximate cause of such failure, and Island Insurance has not materially breached any of its obligations under such agreements), then Purchaser shall be entitled to receive the Software Escrow Amount as liquidated damages (and not a penalty), payable from such escrow account within 10 days of the first of such failure to occur.

VI

Other Covenants and Agreements.

6.1

Further Assurances. In the event that at any time any further action is necessary or desirable following the Closing to carry out the purposes of this Agreement, each of the Parties hereto will take such further action (including the execution and delivery of such further documents and reimbursement of auditor fees as provided in Section 6.13) as any other Party hereto reasonably may request. In addition, in order to assist with any potential future SEC filing requirements or disclosures in future SEC filings of Cover-All Technologies Inc. in connection with the transactions contemplated hereby or the financial results of Cover-All Technologies Inc., Seller shall provide such cooperation as Purchaser may reasonably request in connection with such filing requirements.

6.2

Non-Assigned Contracts. In the event and to the extent that Seller is not able to obtain any third party consent required to transfer and assign in full to Purchaser any and all its rights, title and interest in and to any Assumed Contract (a “Non-Assigned Contract”), notwithstanding the provisions of Section 2.1, such non-assignment shall not constitute a breach of this Agreement and shall not constitute a transfer and assignment of such Non-Assigned Contract, and Seller shall hold such Non-Assigned Contract in trust for the benefit of Purchaser pending such time as the Non-Assigned Contract can be transferred to Purchaser; provided, however, that until such Non-Assigned Contract is assigned to Purchaser and if Seller is otherwise in material compliance with this Section 6.2 (including by providing the benefits of such Non-Assigned Contract to Purchaser in accordance with this Section 6.2), then Purchaser shall be responsible for causing the performance in all material respects of all obligations of Seller under such Non-Assigned Contract, including payment obligations to the extent Purchaser shall be notified reasonably in advance thereof. Seller, without further consideration therefor from Purchaser, shall pay, assign and remit to Purchaser immediately after receipt thereof all monies, rights and other consideration or payments received in respect of any such Non-Assigned Contract. Following the Closing, Seller shall manage such Non-Assigned Contract as reasonably directed by Purchaser. Seller shall use its commercially reasonable efforts to obtain any required third party consents and assign and transfer in full all of its right, title and interest in and to each Non-Assigned Contract as soon as practicable after the Closing. Upon the receipt of any such consent, Seller shall promptly assign and transfer all of its right, title and interest in and to such Non-Assigned Contract to Purchaser in full, without payment of further consideration by Purchaser, and Purchaser shall assume such Non-Assigned Contract (to the extent required under this Agreement with respect to any Assumed Liability) and receive all such right, title and interest in and to such Non-Assigned Contract.

6.3

Publicity. Seller shall obtain the prior written approval of Purchaser prior to issuing any press release or other public communication concerning the transactions contemplated by this Agreement; it being agreed that such approval shall not be unreasonably withheld or delayed.

6.4

Employees.

(a)

Except for the employees of Seller listed on Schedule 6.4, Purchaser shall offer employment to each Key Employee and, in Purchaser’s sole discretion, each other employee of Seller on terms and conditions as determined by Purchaser in its sole discretion. Such employment by Purchaser shall commence effective as of the Closing Date and shall be deemed for all purposes to have occurred with no interruption or break in service. Upon the Closing Date, Seller shall pay all of its employees for all accrued wages, commissions and bonuses and accrued but unused vacation earned up to and including the Closing Date. Seller acknowledges that, except as specifically set forth in this Section 6.4, Purchaser is not assuming any of Seller’s obligations with respect to its employees. Seller shall assign to Purchaser all of Seller’s rights under, if any exist and to the extent assignable, confidentiality, non-competition or other proprietary rights agreements with its employees who decline to execute an assignment of such respective agreements or decline to enter into new such agreements with Purchaser. Seller shall advise each employee who accepts employment with Purchaser that acceptance of employment with Purchaser will result in the termination of their employment with Seller.

(b)

No provisions of this Section 6.4 shall create any rights or interest, except as among the Parties to this Agreement, and no former, present or future employees of Seller (or their dependents) will be treated as third-party beneficiaries in or under the provisions of this Agreement. Nothing in this Agreement or any Related Document shall be construed as requiring Purchaser to employ any employee of Seller for any length of time following the Closing Date or to continue or maintain any Employee Benefit Plan.

6.5

Name Change. At the Closing, Seller shall assign to Purchaser, without any further consideration therefor, all of Seller’s rights to use the names “PipelineClaims” and “BlueWave Technology”. Seller shall execute such other documents as Purchaser may require for the acquisition and use of such names. Seller agrees to file with the Hawaii Department of Commerce and Consumer Affairs immediately after the Closing a Form T-4 Assignment of Trade name, assigning the “BlueWave Technology” trade name registration, Certificate No. 4061173, to Purchaser. The Seller agrees that, from and after the Closing Date, it will not use the names “PipelineClaims,” “BlueWave Technology”, or any confusingly similar derivatives thereof, or any corporate names, trade names, expressions, corporate symbols, logos, service marks or trademarks incorporating, or derived from or substantially resembling any such terms in any form or for any purpose.

6.6

Remittance of Payments Received. If Seller receives any payment or proceeds relating to or arising out of any of the Purchased Assets which accrued on or subsequent to the Closing Date, Seller shall promptly remit such payment or proceeds to Purchaser. If Purchaser receives any payment or proceeds relating to or arising out of any of the Purchased Assets which accrued prior to the Closing Date or the Excluded Assets subsequent to the Closing Date, Purchaser shall promptly remit such payment or proceeds to Seller.

6.7

Post-Closing Cooperation. From and after the Closing Date, Purchaser and Seller will each use commercially reasonable efforts to cooperate with each other in connection with any Proceeding of the other relating to (i) the preparation of an audit of any Tax return of Seller or Purchaser for all periods prior to or including the Closing Date and (ii) any audit of Purchaser and/or any audit of Seller with respect to the sales, transfer and similar Taxes imposed by the laws of any state, or political subdivision thereof, relating to the transactions contemplated by this Agreement. Purchaser and Seller further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith. All reasonable out-of-pocket costs and expenses incurred in connection with this Section 6.7 referred to herein shall be borne by the Party who is subject to such Proceeding.

6.8

Delivery of Records. Notwithstanding anything herein to the contrary, in satisfaction of any requirement hereunder that Seller deliver possession of Seller’s books, records and financial records at Closing, for a period of one hundred eighty (180) days following the Closing, Seller shall provide to Purchaser, its accountants and legal counsel, at any time during normal business hours, upon reasonable request, full access for inspection and copying all of Seller’s books and records related to the Business existing on the Closing Date.

6.9

Restrictive Covenants.

(a)

During the Restrictive Period, Seller shall not directly or indirectly, in any Capacity, engage in a Competitive Business or invest in, own, manage, operate, finance or control any Competitive Business. Notwithstanding the foregoing, the passive ownership in the aggregate by Seller of less than one percent (1%) of the securities of any publicly traded entity shall not be deemed a breach of this Section 6.9(a).

(b)

During the Restrictive Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, in any Capacity, (i) contact, call upon, solicit, induce or attempt to induce any Person who is or was a customer or vendor of Seller and the Business during the two (2) year period immediately preceding the commencement of the Restrictive Period (A) to cease doing business, in whole or in part, or otherwise materially and adversely alter their relationship with Purchaser or any of its Affiliates or (B) to do business with any other Person that has or is a Competitive Business, (ii) realize any material economic benefit from engaging in any Competitive Business, in whole or in part, with any Person who is or was a customer of Seller or Purchaser or of any of their Affiliates during the two (2) year period immediately preceding such time, or (iii) (A) solicit, induce, hire, employ or otherwise engage, or attempt to hire, employ or otherwise engage, as an employee, independent contractor, consultant or otherwise, any Associate or Former Associate (provided, however, that Seller or any Affiliate of Seller may hire or employ (x) such individual only upon the express prior written consent of Purchaser, which may be withheld or denied in Purchaser’s sole discretion, (y) any Former Associate whose employment was terminated by Purchaser or Cover-All Technologies, Inc., as applicable, without Cause (as such term is defined in such Former Associate’s employment letter agreement) or (z) any Former Associate whose employment is terminated for any reason, whether voluntary or involuntary, with or without cause, on or after the date that is two (2) years from the Closing Date) or (B) interfere with the relationship of Purchaser or any of its Affiliates with any Associate or Former Associate.

(c)

During the Restrictive Period, Seller shall not make or cause to be made, directly or indirectly, at any time, any disparaging or derogatory statements concerning the Business, the Purchased Assets or Purchaser or any of its Affiliates or any of its businesses, services, reputations or prospects, or any of its past or present officers, directors, employees, attorneys, members, managers or agents. During the Restrictive Period, Purchaser shall not make or cause to be made, directly or indirectly, at any time, any disparaging or derogatory statements concerning Seller or any of its Affiliates or any of its businesses (other than the Business), services, reputations or prospects, or any of its past or present officers, directors, employees, attorneys, members, managers or agents.

(d)

Seller acknowledges and agrees that: (i) each of the covenants set forth in this Section 6.9 is necessary for the protection of the legitimate business interests of Purchaser or its Affiliates and that the nature and scope of each such covenant is reasonable; (ii) any violation or breach of said covenants will result in immediate and irreparable injury to Purchaser or its Affiliates and there may be no adequate remedy at law for any violation or breach of said covenants, and Purchaser and its Affiliates will therefore be entitled to injunctive relief without the necessity of posting any bond or showing any actual damages in the event of a violation or breach or threatened violation or breach thereof by Seller, and (iii) to the extent any provisions of this Section 6.9 cannot be enforced in full, it shall be enforced to the maximum extent permitted by law, and any unenforceable provision in whole or in part shall not impair any other provision hereunder.

6.10

Confidentiality. Seller acknowledges that, prior to the Closing Date and subsequent to the Closing Date (with respect to information of Purchaser (or its Affiliates) relating to the calculation of the Earnout Payment), Seller has had, and will continue to have, access to confidential information regarding the Business, the Purchased Assets and Purchaser which is not generally known to the public. Seller agrees that following the Closing it shall not, without the prior express written permission of Purchaser, disclose to any other Person or use in any way any confidential or proprietary information regarding the Business, the Purchased Assets or the Purchaser (or its Affiliates) which Seller or its Affiliates may have obtained at any time, whether prior to the Closing Date or otherwise. Purchaser acknowledges that Seller has had, and will continue to have, access to confidential information regarding the Bluetropics Business which is not generally known to the public. Purchaser agrees that following the Closing it shall not, without the prior express written permission of Seller, disclose to any other Person or use in any way any confidential or proprietary information regarding the Bluetropics Business, or the Seller (or its Affiliates) which Purchaser or its Affiliates may have obtained at any time, whether prior to the Closing Date or otherwise. The provisions of this Section 6.10 shall not prevent Purchaser or Seller (as applicable) from disclosing confidential information to the extent that it is required to disclose by order of a court or pursuant to the published rules or regulations of a government agency or body, in each case having jurisdiction over it; provided, that to the extent legally permitted, such party (i) must notify the other as promptly as practicable in writing of the order or request for disclosure so that such other party may seek a protective order and (ii) must cooperate with such other party to obtain a protective order. In addition, the provisions of this Section 6.10 shall not apply to information which becomes known to the public or generally available to the public after the date hereof by means other than the improper disclosure by either party hereto.

6.11

Maintenance of Corporate Existence and Finances. From the Closing Date and for a period of three years thereafter:

(a)

Seller shall: (x) preserve and maintain in good standing Seller's corporate existence; and (y) maintain at all times on deposit with a bank or other financial institution in one or more accounts in Seller's name cash and cash equivalents (including marketable securities) free of any and all Encumbrances having a fair market value of not less than $300,000.

(b)

Seller shall not declare any dividends or distributions, sell, merge, consolidate, dissolve, liquidate or otherwise dispose of Seller or substantially all of its assets or capital stock, in each case, that would cause the Seller to violate the agreement contained in Section 6.11(a) hereof.

6.12

Preparation of Financial Statements. On or prior to January 13, 2012, Seller shall provide to Purchaser true, complete and correct copies of the balance sheets, the statements of income and the changes in cash flow of the Business as of and for (a) the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 and (b) the nine months ended September 30, 2011, all of which financial statements (w) shall be prepared in accordance with the books of account and records of Seller, (x) shall fairly present in all material respects the financial condition and the results of operations and cash flows of the Business at the dates and for the periods specified in such statements, (y) shall be prepared in accordance with GAAP, and (z) shall reflect only Liabilities of Seller incurred only in the Ordinary Course of Business.

6.13

Reimbursement of Audit Expenses. Purchaser shall reimburse Seller for all fees and costs incurred by the auditing firm in connection with the audit of Seller’s “carve-out” financial statements for fiscal years 2009 and 2010 within thirty (30) calendar days of receipt by Purchaser of a copy of an invoice delivered by Seller setting forth in reasonable detail the fees and costs incurred.

VII

Indemnification.

7.1

Indemnification by Seller. Subject to the provisions of this Article VII, Seller shall indemnify, defend and hold harmless each Purchaser Indemnified Party from and against, and pay to the applicable Purchaser Indemnified Party the amount of, any and all Losses incurred and arising out of or in connection with: (a) any breach of any representation or warranty by Seller in this Agreement or in any Related Document, it being agreed that for purposes of interpreting and implementing this Article VII, the qualifying terms “material,” “in all material respects,” “Material Adverse Change,” “Material Adverse Effect” and words of similar effect shall be deemed deleted in each representation and warranty contained in this Agreement and any Related Document; (b) any breach by Seller of any covenant or agreement contained in this Agreement; (c) any of the Proceedings described on Schedule 3.10; (d) any and all Taxes of Seller or of any of its Affiliates, including any Taxes relating to Hawaii tax credits for research activities (pursuant to Section 235-110.91 of the Hawaii Income Tax Law) which Seller has applied for and received and which is or may be the subject of a Proceeding; or (e) any Excluded Liability.

7.2

Indemnification by Purchaser. Subject to the provisions of this Article VII, Purchaser shall indemnify, defend and hold harmless each Seller Indemnified Party from and against, and pay to the applicable Seller Indemnified Party the amount of, any and all Losses incurred, suffered or threatened arising out of or in connection with: (a) any breach of any representation or warranty by Purchaser in this Agreement or in any Related Document; (b) any breach by Purchaser of any covenant or agreement contained in this Agreement; or (c) any Assumed Liability.

7.3

Survival.

(a)

The representations and warranties of Seller and the Purchaser contained in this Agreement and the Related Documents and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the Representation Termination Date; provided, however, that:

(i)

the representations and warranties set forth in Section 3.1 (Organization, Standing and Authority), Section 3.2 (Authorization of Agreement), Section 3.10 (Taxes), Section 3.12 (Marketable Title; Sufficiency) and Section 3.13 (Intellectual Property), shall survive indefinitely; provided, however, that in no event shall this provision be deemed to be a waiver of the applicable statute of limitations;

(ii)

the representations and warranties set forth in Section 3.9 (No Undisclosed Liabilities), Section 3.17 (Employee Benefit Plans and Benefit Arrangements), Section 3.20 (Environmental and Saftety Matters), Section 3.22 (Brokers and Finders), Section 4.1 (Organization), Section 4.2 (Authorization of Agreement), and Section 4.4 (Brokers and Finders) shall survive until the date occurring one hundred and twenty (120) days following the expiration of the statute of limitations applicable to such representations and warranties; and

(iii)

any representation in the case of fraud or intentional misrepresentation shall survive indefinitely; provided, however, that in no event shall this provision be deemed to be a waiver of the applicable statute of limitations.

(b)

No Indemnitor shall be responsible to defend, indemnify or hold harmless any Indemnitee under this Agreement pursuant to Section 7.1(a) and Section 7.2(a) unless the Indemnitee shall have provided Indemnitor with the appropriate notice of the claim prior to expiration of the applicable survival period, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(c)

All covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms.

7.4

Limitations on Indemnification.

(a)

Notwithstanding any provision of this Agreement or any Related Document to the contrary, (i) Seller shall have no obligation for any Losses arising out of or relating to any breaches of any representations or warranties of Seller contained in this Agreement or in any Related Document (other than the Excluded Representations) pursuant to Section 7.1(a) unless the aggregate Losses of the Purchaser Indemnified Parties in connection with any such breach(es) exceed the Deductible, whereupon the indemnification obligation of Seller under Section 7.1(a) shall apply to the amount of such Losses in excess of the Deductible, and (ii) Purchaser shall have no obligation for any Losses arising out of or relating to any breaches of any representations or warranties of Purchaser contained in this Agreement or in any Related Document (other than the Excluded Representations) pursuant to Section 7.2(a) unless the aggregate Losses of the Seller Indemnified Parties in connection with any such breach(es) exceed the Deductible, whereupon Purchaser’s indemnification obligation under Section 7.2(a) shall apply to the amount of such Losses in excess of the Deductible.

(b)

Notwithstanding any provision of this Agreement or any Related Document to the contrary, the aggregate liability of Seller, on the one hand, and the aggregate liability of Purchaser, on the other hand, under Section 7.1(a) and Section 7.2(a), respectively, for all claims arising from breaches of representations or warranties (other than the Excluded Representations) under Article III or Article IV, as the case may be, shall not exceed the Cap.

(c)

Payments by an Indemnitor pursuant to Section 7.1 or 7.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnitee in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks; Indemnitee agrees that if Indemnitee receives any insurance proceeds or other payment contemplated by the immediately preceding clause with respect to a Loss after payment by Indemnitor to Indemnitee in respect of such Loss, then Indemnitee shall reimburse Indemnitor to the extent of the proceeds or other payment actually received by Indemnitee less any related costs and expenses incurred therein (including all costs referenced in the immediately preceding clause).

7.5

Other Indemnification Arrangements.

(a)

Indemnitee agrees to give to the Indemnitor prompt notice of any claim with respect to which it may be entitled to indemnity hereunder (but the obligations of Indemnitor under this Article VII shall not be impaired by failure to give such notice except to the extent said failure actually prejudices the rights of Indemnitor). Indemnitor shall have the right to (and shall upon the request of Indemnitee) assume, with counsel reasonably satisfactory to Indemnitee, the defense of any such claim brought by a third party. After Indemnitor’s written confirmation of the assumption of the defense of any such claim and its obligation to indemnify and hold harmless Indemnitee in respect thereof (which confirmation may be subject to a reservation of its rights as to whether such claim is within the scope of the Indemnitor’s obligations under Section 7.1 or Section 7.2, as applicable), Indemnitor shall not be responsible for the legal fees and expenses of counsel independently retained by Indemnitee during the continuance of such assumption (but shall be liable for any such fees and expenses other than during the continuance of such assumption) except to the extent legal fees and expenses are necessarily incurred notwithstanding such assumption, and Indemnitor may effect any settlement, adjustment or other compromise (collectively, “Settlement”) of any such claim without the consent of Indemnitee if Indemnitor has paid, or made adequate provision for the payment of, the amount of such Settlement at the time thereof and obtained a complete release respecting any such claims against Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, provided that Indemnitor shall obtain the prior written consent of Indemnitee, which shall not be unreasonably withheld or denied; provided further that the Indemnitee is held harmless therefor, before entering into any Settlement that involves any remedy other than payment of money by Indemnitor. Indemnitee may, at its election, employ counsel at its own expense in connection with the handling of any such claim. Indemnitee shall have the right to enter into any Settlement of any such claim provided Indemnitee shall not be entitled to any indemnification hereunder in connection with the payment of any amounts pursuant to any Settlement agreed to by it unless such Settlement is consented to in writing by Indemnitor, which consent shall not be unreasonably withheld or denied; provided, however, that it shall not be unreasonable for an Indemnitor to withhold consent to the compromise or settlement of any claim that does not contain a full release of the Indemnitee from and against all Liability with respect to such claim. The Parties agree to cooperate with each other in connection with the defense, negotiation or settlement of any claim of a third party.

(b)

In addition to any other rights or remedies available to Purchaser under this Agreement, any Related Document, at law, equity or otherwise, Purchaser shall have the right to set off any claims Seller is obligated to pay Purchaser under Section 7.1 hereunder, against any amounts otherwise owing under the Earnout Payments and/or make a claim from the Escrow Account pursuant to the terms of the Escrow Agreement. Neither the exercise nor the failure to exercise such right of set-off or the failure to make a claim from such escrow will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

(c)

No disclosure by Seller shall have any effect on Seller’s obligation to indemnify, defend and hold harmless each Purchaser Indemnified Party respecting Excluded Liabilities pursuant to Section 7.1. Notwithstanding any investigation or other review conducted prior to or after the Closing Date by or on behalf of any Party, each Party shall be entitled to rely upon the representations and warranties, covenants and other provisions set forth herein and therein; provided, however, that neither Party shall be entitled to rely on any representation or warranty of the other Party that such Party knows to be false prior to the Closing Date, which knowledge the Party asserting such knowledge shall have the burden to demonstrate; provided, however, that for purposes of the previous clause, Purchaser shall not necessarily be deemed to have knowledge of any fact, circumstance or event solely because such fact, circumstance or event was disclosed in a document made available to Purchaser (or its Affiliates or representatives) in the due diligence data room, or otherwise provided to Purchaser (or its Affiliates or representatives), by Seller (or its Affiliates or representatives) prior to Closing. Each Purchaser Indemnified Party and each Seller Indemnified Party shall be indemnified, defended and held harmless as fully as, and have the same related rights hereunder as, Purchaser and Seller, respectively.

(d)

Except as otherwise provided herein, any claims, disputes or controversies concerning questions of fact or law arising out of or relating to this Article VII, the performance or alleged breach thereof, shall be submitted to the Delaware Court of Chancery pursuant to Delaware Court of Chancery Rules 96 through 98 for final, binding arbitration; provided that a party shall be entitled to seek and obtain a restraining order or other injunctive relief from a court of competent jurisdiction in accordance with Section 8.2. All fees and expenses of the arbitrator and all other expenses of the arbitration, except for attorneys’ fees and costs, shall be shared equally by the parties. The prevailing party shall be entitled to an award against the other party for the prevailing party’s reasonable attorneys’ fees and costs.

VIII

General.

8.1

Entire Agreement; Modification. This Agreement (together with the exhibits and schedules hereto) among the Parties contains, and is intended as, a complete statement of all of the terms and agreements among the Parties with respect to the matters provided for herein and supersedes any previous agreements and understandings among the Parties with respect to those matters (including, that certain letter dated November 4, 2011 by and among the Parties). Any amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by all of the Parties.

8.2

Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Except for any matter that would be subject to arbitration pursuant to Section 7.5(d), any action or proceedings seeking to enforce any provision of, or based on the rights and obligations arising out of, this agreement shall be brought in the state or federal court located in Wilmington County, Delaware, and each of the parties consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

8.3

Schedules; Tables of Contents and Headings. Items disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed for the purposes of all the representations and warranties made in this Agreement; provided, that the mere listing (or inclusion of a copy) of a Document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the Document or other item itself). The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

8.4

Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible facsimile transmission) or delivered by a responsible overnight courier service, to the Parties at the addresses set forth below (or to such address as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to Purchaser, to:

Cover-All Systems, Inc.

55 Lane Road

Fairfield, NJ 07004

Attention: President

Fax No.: (973) 461-5204

With a copy to:

Sills Cummis & Gross P.C.

Thirty Rockefeller Plaza

New York, NY 10112

Attention: David E. Weiss, Esq.

Fax No.: (212) 643-6500

If to Seller, to:

Ho’ike Services, Inc.

900 Fort Street Mall

Pioneer Plaza, Suite 600

Honolulu, HI 96813

Fax No.: 808-441-2002

With a copy to:

Goodsill Anderson Quinn & Stifel LLP
1099 Alakea Street, Suite 1800

Honolulu, Hawaii 96813

Attention: Sean K. Clark, Esq.

Fax No.: (808) 441-1242

8.5

Severability. In the event that any provision hereof would, under applicable law, be invalid or enforceable in any respect (a) such provision shall be enforced to the maximum extent permissible under applicable law, and (b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.6

Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. Any Party may file a copy of this Section 8.6 with any court as written evidence (a) of the knowing, voluntary and bargained agreement between the Parties to irrevocably waive trial by jury, and (b) that any Proceeding whatsoever between the Parties relating to this Agreement or the transactions contemplated hereby will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

8.7

Miscellaneous Provisions. Any Party may waive compliance by another with any of the provisions of this Agreement; provided, that (i) no waiver of any provision shall be construed as a waiver of any other provision and (ii) any waiver must be in writing and shall be strictly construed. Any right, power, or remedy provided under this Agreement to any Party shall be cumulative and in addition to any other right, power or remedy provided under this Agreement, applicable law or in equity, and may be exercised singularly or concurrently. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consent shall be void; notwithstanding the above, Purchaser may assign its rights and obligations hereunder at Closing to a wholly owned subsidiary of Purchaser; provided, that Purchaser shall continue to remain liable for its obligations to Seller hereunder; and, provided, further, that Purchaser may assign its rights hereto, including any of Purchaser’s rights to indemnification, to any of Purchaser’s lenders as collateral security. This Agreement may be executed via fax and/or PDF format and in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement. Except as contemplated by Article VII, the provisions of this Agreement (i) are for the sole benefit of the Parties and (ii) shall not create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.

[Remainder of this page is blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first set forth above.

PURCHASER:

COVER-ALL SYSTEMS, INC.

By:   /s/ John W. Roblin

Name: John W. Roblin
Title:   CEO

SELLER:

HO’IKE SERVICES, INC., dba
BLUEWAVE TECHNOLOGY

By:   /s/ Riki J. Fujitani

Name: Riki J. Fujitani
Title:    President

Page

I

DEFINITIONS

1

1.1

Defined Terms

1

1.2

Other defined terms

10

1.3

Certain Interpretative Matters

10

II

PURCHASE AND SALE OF THE PURCHASED ASSETS; PURCHASE PRICE; CLOSING; LIABILITIES

11

2.1

Purchase and Sale of the Purchased Assets

11

2.2

Purchase Price

11

2.3

Closing

13

2.4

Allocation of the Purchase Price

16

2.5

Assumption of Liabilities

16

2.6

Earnout

16

III

REPRESENTATIONS AND WARRANTIES OF SELLER

17

3.1

Organization, Standing and Authority

17

3.2

Authorization of Agreement

17

3.3

No Conflicts

17

3.4

Financial Statements

18

3.5

Absence of Material Adverse Change

18

3.6

Customers and Suppliers

18

3.7

Properties

19

3.8

No Litigation; Compliance with Laws; Permits

19

3.9

No Undisclosed Liabilities

19

3.10

Taxes

19

3.11

Material Contracts

20

3.12

Marketable Title; Sufficiency

20

3.13

Intellectual Property

20

3.14

Accounts Receivable

22

3.15

Insurance

22

3.16

Affiliate Transactions

22

3.17

Employee Benefit Plans and Benefit Arrangements

23

(continued)

Page

3.18

Absence of Business Restrictions

23

3.19

Illegal Payments

23

3.20

Environmental and Safety Matters

23

3.21

Employment Matters

23

3.22

Brokers and Finders

24

3.23

Bank Accounts

25

IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

25

4.1

Organization

25

4.2

Authorization of Agreement

25

4.3

No Conflicts

25

4.4

Brokers and Finders

25

V

COVENANTS RELATING TO SOFTWARE LICENSES

26

5.1

Compliance Dates

26

5.2

Certain License Terms and Related Fees

26

5.3

Remedy

26

VI

OTHER COVENANTS AND AGREEMENTS

27

6.1

Further Assurances

27

6.2

Non-Assigned Contracts

27

6.3

Publicity

27

6.4

Employees

27

6.5

Name Change

28

6.6

Matters Related to Benefit Plans

28

6.7

Post-Closing Cooperation

28

6.8

Maintenance of Records

28

6.9

Restrictive Covenants.

29

6.10

Confidentiality

29

6.11

Remittance of Payments Received

30

VII

INDEMNIFICATION

30

7.1

Indemnification by Seller

30

7.2

Indemnification by Purchaser

30

ii

(continued)

Page

7.3

Survival

30

7.4

Limitations on Indemnification

31

7.5

Other Indemnification Arrangements

32

VIII

MISCELLANEOUS

33

8.1

Entire Agreement; Modification

33

8.2

Governing Law

33

8.3

Schedules; Tables of Contents and Headings

33

8.4

Notices

33

8.5

Severability

34

8.6

Miscellaneous Provisions

34

iii